Exhibit 99.1
December 15, 2006
Brantley Capital Corporation Provides Update to Shareholders

FOR FURTHER INFORMATION	FOR IMMEDIATE RELEASE
CONTACT:	Warren Antler The Altman Group 212-681-9600
Brantley Capital Corporation (BBDC.PK) today announced that it has entered into an agreement for the sale of substantially all of its non-cash assets to investment funds managed by Venture Capital Fund of America III, Inc. (“VCFA”) for $10 million in cash subject to certain contingencies and subject to shareholder approval. Additionally, the Company reported certain recent developments concerning its portfolio investments, current cash balances and contingent liabilities.
The assets included in the asset sale to VCFA are all of the Company’s debt and equity interests in the following portfolio companies: Fitness Holdings, Inc., Streamline Foods, Inc., Value Creation Partners, Inc., TherEx, Inc., the Holland Group of Tennessee, Inc., Orion HealthCorp, Inc., and Prime Office Products, Inc. In addition to the $10 million to be received upon the closing of the asset sale to VCFA, the Fund has approximately $2 million in cash.
On December 1, 2006 the Company completed a sale of all of its Class B Common Shares of Orion HealthCorp, Inc. (“Orion”) to Orion for $482,435. The Company retained 1,629,737 Series A Common Stock of Orion and 4,545 warrants to buy additional Series A Common Stock share of Orion, all of which are included in the asset sale to VCFA.
The Company intends to convene a shareholder meeting in the first quarter of 2007 to approve the proposed asset sale to VCFA. The asset sale is also contingent on certain other conditions including the Company and VCFA obtaining waivers and/or approvals under various agreements restricting the disposition of certain of the assets included in the asset sale.
On December 1, 2006, the Company was released from a $502,273 loan guarantee benefiting portfolio company Orion HealthCorp, Inc. As a result, the Company’s contingent liabilities have been reduced to $208,590.

The Company
Brantley Capital Corporation is a publicly-traded business development company formed primarily to provide equity and long-term debt financing to small and medium-sized private companies throughout the United States.